As filed with the Securities and Exchange Commission on March 7, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENLINK MIDSTREAM, LLC

(Exact name of registrant as specified in its charter)

Delaware	46-4108528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2501 Cedar Springs Rd. Dallas, Texas (Address of principal executive offices)	75201 (Zip Code)

EnLink Midstream, LLC 2014 Long-Term Incentive Plan

EnLink Midstream, LLC 2009 Long-Term Incentive Plan

(Full title of the plan)

Joe A. Davis

2501 Cedar Springs Rd.

Dallas, Texas 75201

(Name and address of agent for service)

(214) 953-9500

(Telephone number, including area code, of agent for service)

Copy to:

Douglass M. Rayburn

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

(214) 953-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price	Amount of registration fee
EnLink Midstream, LLC 2014 Long-Term Incentive Plan	Common Units Representing Limited Liability Company Interests	11,000,000	$39.37	$433,070,000.00	$55,779.42
EnLink Midstream, LLC 2009 Long-Term Incentive Plan	Common Units Representing Limited Liability Company Interests	426,647	$39.37	$16,797,092.39	$2,163.47

(1)                                  This Registration Statement (the “Registration Statement”) registers an aggregate 11,426,647 common units representing limited liability company interests (“common units”) of EnLink Midstream, LLC (the “Registrant”), comprised of 11,000,000 common units that may be issued pursuant to the EnLink Midstream, LLC 2014 Long-Term Incentive Plan and 426,647 common units that may be issued pursuant to the EnLink Midstream, LLC 2009 Long-Term Incentive Plan (formerly the Crosstex Energy, Inc. 2009 Long-Term Incentive Plan) (the “Crosstex Plan”). The number of common units that may be issued pursuant to the Crosstex Plan has been converted in accordance with the terms of the Merger Agreement (as defined herein).

(2)                                  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), common units that may be issuable upon any unit split, unit dividend or similar transaction with respect to these common units are also being registered hereunder.

(3)                                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) and (h) under the Securities Act based upon the market value of the shares of Crosstex Energy Inc. common stock (the securities to be exchanged and cancelled pursuant to the Merger Agreement (as defined below)), which was $39.37, the average of the high and low price per share of Crosstex common stock reported on the NASDAQ Global Select Market on March 6, 2014.

EXPLANATORY NOTE

Pursuant to an Agreement and Plan of Merger, dated as of October 21, 2013 (the “Merger Agreement”), by and among Devon Energy Corporation (“Devon”), Devon Gas Services, L.P., Acacia Natural Gas Corp I, Inc. (“New Acacia”), Crosstex Energy, Inc. (“Crosstex”), EnLink Midstream, LLC (formerly known as New Public Rangers, L.L.C.), a newly formed holding company (the “Registrant”), Boomer Merger Sub, Inc., a wholly-owned subsidiary of the Registrant (“Boomer Merger Sub”), and Rangers Merger Sub, Inc., a wholly-owned subsidiary of the Registrant (“Rangers Merger Sub”), Boomer Merger Sub will merge with and into New Acacia and Rangers Merger Sub will merge with and into Crosstex. As a result, New Acacia and Crosstex will each become a wholly-owned subsidiary of the Registrant. Pursuant to the Merger Agreement, the Registrant will assume the obligations of Crosstex under the Crosstex Energy, Inc. 2009 Long-Term Incentive Plan (the “Crosstex Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EnLink Midstream Manager, LLC, the Registrant’s managing member (the “Managing Member”), will provide all participants in the EnLink Midstream, LLC 2014 Long-Term Incentive Plan and the Crosstex Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this registration statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference the following documents filed by it with the Commission:

(1)         the Registrant’s prospectus filed pursuant to rule 424(b) under the Securities Act on February 5, 2014 relating to the Registrant’s Registration Statement on Form S-4, originally filed with the Commission on November 20, 2013;

(2)         All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registration Statement referred to in (1) above; and

(3)         the description of the Registrant’s common units representing limited liability company interests contained in the Registrant’s registration statement on Form 8-A (File No. 001-36336) filed with the Commission on March 6, 2014 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating, changing or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager from and against all claims and demands whatsoever. The Registrant’s operating agreement provides that the Registrant will indemnify the following persons, to the fullest extent permitted by the law, from and against all losses, claims, damages or similar events:

•                  the Managing Member;

•                  any departing managing member;

•                  any person who is or was an affiliate of the Managing Member or any departing managing member;

•                  any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of the Registrant, its subsidiaries, the Managing Member, any departing managing member or any of their affiliates;

•                  any person who is or was serving as a manager, managing member, general partners, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to the

Registrant or its subsidiaries; and

•                  any person designated by the Managing Member

unless there has been a final and non-appealable judgment by a court of competent jurisdiction that those persons acted in bad faith, or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that their conduct was unlawful.

Any indemnification under these provisions will only be out of the Registrant’s assets. Unless the Managing Member otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to the Registrant to enable it to effectuate indemnification. The Registrant may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under its operating agreement.

The Merger Agreement provides that the Registrant will honor the obligations of Crosstex pursuant to indemnification agreements between Crosstex and its officers, directors and employees entered into before the completion of the Crosstex Merger (as defined in the Merger Agreement). For six years following the completion of the Crosstex Merger, the Registrant will indemnify Crosstex’s officers, directors and employees before the closing to the extent of the indemnification provisions included in Crosstex’s current certificate of incorporation and bylaws. In addition, for a period of six years following the completion of the Crosstex Merger, the Registrant has agreed to maintain the same directors and officers’ liability insurance maintained by Crosstex on the execution date of the Merger Agreement covering those directors and officers of Crosstex who had been covered by such insurance on the execution date of the Merger Agreement, or, in the alternative, the Registrant has agreed to maintain run off or tail policies or endorsement policies providing coverage on substantially the same terms and conditions, for claims arising out of acts or conduct occurring on or prior to the completion of the Crosstex merger and asserted within six years after the completion of the Crosstex Merger. The Registrant is not required, however, to pay, on an annual basis, more than 250% of the current annual premium paid by Crosstex for that insurance, and if such insurance would exceed more than 250% of the current premium paid by Crosstex, the Registrant is required to purchase the maximum coverage possible for such amount.

Upon the closing of the consummation of the transactions contemplated by the Merger Agreement, the Registrant will enter into indemnification agreements (the “Indemnification Agreements”) with each of the Managing Member’s directors and executive officers (collectively, the “Indemnitees”).  Under the terms of the Indemnification Agreements, the Registrant will agree to indemnify and hold each Indemnitee harmless, subject to certain conditions, against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, ERISA excise taxes, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which the Indemnitee is involved, or is threatened to be involved, as a party or otherwise, because the Indemnitee is or was a director, manager or officer of the Managing Member or the Registrant, or is or was serving at the request of the Managing Member or the Registrant as a manager, managing member, general partner, director, officer, fiduciary, or trustee of another entity, organization or person of any nature. The Registrant has also agreed to advance the expenses of an Indemnitee relating to the foregoing.  To the extent that a change in the laws of the State of Delaware permits greater indemnification under any statute, agreement, organizational document or governing document than would be afforded under the Indemnification Agreements as of the date of the Indemnification Agreements, the Indemnitee shall enjoy the greater benefits so afforded by such change.

Each of the EnLink Midstream, LLC 2014 Long-Term Incentive Plan and the Crosstex Plan provides that no member of the committee that administers the applicable plan (nor any person to whom authority has been delegated) shall be liable for any action, interpretation or determination made in good faith with respect to the applicable plan or awards granted thereunder, and each member of the committee (or delegates thereof) shall be fully indemnified and protected by the Registrant with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Number		Description
4.1	—

Certificate of Formation of New Public Rangers, L.L.C., dated October 16, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-4 (File No. 333-192419), filed on November 20, 2013).

4.2	—

Certificate of Amendment to the Certificate of Formation of EnLink Midstream, LLC (incorporated by reference to Exhibit 3.2 of Amendment No. 2 to the Registrant’s registration statement on Form S-4 (File No. 333-192419), filed on January 21, 2014).

4.3	—

Form of First Amended and Restated Operating Agreement of EnLink Midstream, LLC (incorporated by reference to Exhibit 3.3 of Amendment No. 2 to the Registrant’s registration statement on Form S-4 (File No. 333-192419), filed on January 21, 2014).

4.4*	—	EnLink Midstream, LLC 2014 Long-Term Incentive Plan.

4.5*	—	Form of EnLink Midstream, LLC 2009 Long-Term Incentive Plan.

4.6*	—	Form of EnLink Midstream, LLC Restricted Incentive Unit Agreement (Executive Form).

4.7*	—	Form of EnLink Midstream, LLC Restricted Incentive Unit Agreement (Employee Form).

5.1*	—	Opinion of Vinson & Elkins L.L.P.

23.1*	—	Consent of KPMG LLP.

23.2*	—	Consent of KPMG LLP.

23.3*	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

* Filed herewith.

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 7th day of March, 2014.

ENLINK MIDSTREAM, LLC

By:	EnLink Midstream Manager, LLC,
its sole member

By:	Devon Gas Services, L.P.,
its sole member

By:	Devon Gas Operating, Inc.,
its general partner

By:	/s/ Darryl G. Smette
Darryl G. Smette
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John Richels	President, Chief Executive Officer and	March 7, 2014
John Richels	Director (Principal Executive Officer)

/s/ Jeremy D. Humphers	Vice President (Principal Financial	March 7, 2014
Jeremy D. Humphers	Officer and Principal Accounting
Officer)

/s/ David A. Hager	Director	March 7, 2014
David A. Hager

/s/ Darryl G. Smette	Director	March 7, 2014
Darryl G. Smette

Number		Description
4.1	—

Certificate of Formation of New Public Rangers, L.L.C., dated October 16, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-4 (File No. 333-192419), filed on November 20, 2013).

4.2	—

Certificate of Amendment to the Certificate of Formation of EnLink Midstream, LLC (incorporated by reference to Exhibit 3.2 of Amendment No. 2 to the Registrant’s registration statement on Form S-4 (File No. 333-192419), filed on January 21, 2014).

4.3	—

Form of First Amended and Restated Operating Agreement of EnLink Midstream, LLC (incorporated by reference to Exhibit 3.3 of Amendment No. 2 to the Registrant’s registration statement on Form S-4 (File No. 333-192419), filed on January 21, 2014).

4.4*	—	EnLink Midstream, LLC 2014 Long-Term Incentive Plan.

4.5*	—	Form of EnLink Midstream, LLC 2009 Long-Term Incentive Plan.

4.6*	—	Form of EnLink Midstream, LLC Restricted Incentive Unit Agreement (Executive Form).

4.7*	—	Form of EnLink Midstream, LLC Restricted Incentive Unit Agreement (Employee Form).

5.1*	—	Opinion of Vinson & Elkins L.L.P.

23.1*	—	Consent of KPMG LLP.

23.2*	—	Consent of KPMG LLP.

23.3*	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

* Filed herewith.